NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 11, 2012, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(2) That the entire class of this security was redeemed or paid at maturity or retirement on April 30, 2012. The Settlement Rate (as defined in the Purchase Contract and Pledge Agreement) is 1.3607 shares per Corporate Unit. In addition to the settlement of the purchase contracts holders of the Corporate Units will be receiving a pro rata payment of $0.00084854 per corporate unit which consisting of the excess proceeds of $3,607.07 in total generated by the successful remarketing completed on March 15, 2012 The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 30, 2012.